EXHIBIT 99.3

Item 8.  Financial Statements and Supplementary Data
WESTERN GAS PARTNERS, LP

WESTERN GAS PARTNERS, LP
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying consolidated balance sheets of Western Gas Partners, LP (the Partnership) and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Partners, LP and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
August 27, 2014

WESTERN GAS PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
thousands except per-unit amounts	2013 (1)	2012 (1)	2011 (1)
Revenues – affiliates
Gathering, processing and transportation of natural gas and natural gas liquids	$306,810	$249,997	$227,535
Natural gas, natural gas liquids and condensate sales	496,848	436,423	417,547
Other, net	1,868	1,606	2,337
Total revenues – affiliates	805,526	688,026	647,419
Revenues – third parties
Gathering, processing and transportation of natural gas and natural gas liquids	175,732	132,333	119,934
Natural gas, natural gas liquids and condensate sales	44,396	71,916	84,836
Other, net	4,109	2,201	5,955
Total revenues – third parties	224,237	206,450	210,725
Total revenues	1,029,763	894,476	858,144
Equity income, net (2)	22,948	16,042	11,261
Operating expenses
Cost of product (3)	364,285	336,079	327,371
Operation and maintenance (3)	168,657	140,106	126,464
General and administrative (3)	29,751	99,212	40,564
Property and other taxes	23,244	19,688	16,579
Depreciation, amortization and impairments	145,916	120,608	113,133
Total operating expenses	731,853	715,693	624,111
Operating income	320,858	194,825	245,294
Interest income, net – affiliates	16,900	16,900	24,106
Interest expense (4)	(51,797)	(42,060)	(30,345)
Other income (expense), net	1,837	292	(44)
Income before income taxes	287,798	169,957	239,011
Income tax expense	2,355	20,690	32,150
Net income	285,443	149,267	206,861
Net income attributable to noncontrolling interests	10,816	14,890	14,103
Net income attributable to Western Gas Partners, LP	$274,627	$134,377	$192,758
Limited partners’ interest in net income:
Net income attributable to Western Gas Partners, LP	$274,627	$134,377	$192,758
Pre-acquisition net (income) loss allocated to Anadarko	(4,128)	(27,391)	(52,599)
General partner interest in net (income) loss (5)	(69,633)	(28,089)	(8,599)
Limited partners’ interest in net income (5)	$200,866	$78,897	$131,560
Net income per common unit – basic and diluted	$1.83	$0.84	$1.64
Net income per subordinated unit – basic and diluted (6)	$—	$—	$1.28

(1)	Financial information has been recast to include the financial position and results attributable to the TEFR Interests. See Note 1 and Note 2.

(2)	Income earned from equity investments is classified as affiliate. See Note 1.

(3)
Cost of product includes product purchases from Anadarko (as defined in Note 1) of $129.0 million, $145.3 million and $83.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. Operation and maintenance includes charges from Anadarko of $56.4 million, $51.2 million and $51.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. General and administrative includes charges from Anadarko of $23.4 million, $92.8 million and $33.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. See Note 5.

(4)	Includes affiliate (as defined in Note 1) interest expense of zero, $2.8 million and $4.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. See Note 10.

(5)	Represents net income earned on and subsequent to the date of the acquisition of the Partnership assets (as defined in Note 1). See Note 4.

(6)	All subordinated units were converted to common units on a one-for-one basis on August 15, 2011. See Note 4.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS PARTNERS, LP
CONSOLIDATED BALANCE SHEETS

	December 31,
thousands except number of units	2013 (1)	2012 (1)
ASSETS
Current assets
Cash and cash equivalents	$100,728	$419,981
Accounts receivable, net (2)	84,060	50,233
Other current assets (3)	10,022	6,998
Total current assets	194,810	477,212
Note receivable – Anadarko	260,000	260,000
Property, plant and equipment
Cost	4,239,100	3,432,392
Less accumulated depreciation	855,845	714,436
Net property, plant and equipment	3,383,255	2,717,956
Goodwill	105,336	105,336
Other intangible assets	53,606	55,490
Equity investments	593,400	219,766
Other assets	27,401	27,798
Total assets	$4,617,808	$3,863,558
LIABILITIES, EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Accounts and natural gas imbalance payables (4)	$39,589	$25,154
Accrued ad valorem taxes	13,860	11,949
Income taxes payable	—	552
Accrued liabilities (5)	137,011	147,651
Total current liabilities	190,460	185,306
Long-term debt	1,418,169	1,168,278
Deferred income taxes	37,998	47,149
Asset retirement obligations and other	79,145	68,749
Total long-term liabilities	1,535,312	1,284,176
Total liabilities	1,725,772	1,469,482
Equity and partners’ capital
Common units (117,322,812 and 104,660,553 units issued and outstanding at December 31, 2013 and 2012, respectively)	2,431,193	1,957,066
General partner units (2,394,345 and 2,135,930 units issued and outstanding at December 31, 2013 and 2012, respectively)	78,157	52,752
Net investment by Anadarko	312,092	313,600
Total partners’ capital	2,821,442	2,323,418
Noncontrolling interests	70,594	70,658
Total equity and partners’ capital	2,892,036	2,394,076
Total liabilities, equity and partners’ capital	$4,617,808	$3,863,558

(1)	Financial information has been recast to include the financial position and results attributable to the TEFR Interests. See Note 1 and Note 2.

(2)	Accounts receivable, net includes amounts receivable from affiliates (as defined in Note 1) of $47.9 million and $19.1 million as of December 31, 2013 and 2012, respectively.

(3)	Other current assets includes natural gas imbalance receivables from affiliates of $0.1 million and $0.4 million as of December 31, 2013 and 2012, respectively.

(4)	Accounts and natural gas imbalance payables includes amounts payable to affiliates of $2.3 million and $2.5 million as of December 31, 2013 and 2012, respectively.

(5)	Accrued liabilities include amounts payable to affiliates of $0.1 million as of December 31, 2013 and 2012.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS PARTNERS, LP
CONSOLIDATED STATEMENTS OF EQUITY AND PARTNERS’ CAPITAL

	Partners’ Capital
thousands	Net Investment by Anadarko	Common Units	Subordinated Units	General Partner Units	Noncontrolling Interests	Total
Balance at December 31, 2010	$408,243	$810,717	$282,384	$21,505	$90,462	$1,613,311
Net income	52,599	110,542	21,018	8,599	14,103	206,861
Conversion of subordinated units to common units (1)	—	272,222	(272,222)	—	—	—
Issuance of common and general partner units, net of offering expenses	—	328,345	—	6,972	—	335,317
Contributions from noncontrolling interest owners	—	—	—	—	33,637	33,637
Distributions to noncontrolling interest owners	—	—	—	—	(17,478)	(17,478)
Distributions to unitholders	—	(102,091)	(31,180)	(6,847)	—	(140,118)
Acquisition from affiliates	(92,666)	66,313	—	1,353	—	(25,000)
Contributions of equity-based compensation from Anadarko (2)	—	9,472	—	194	—	9,666
Net pre-acquisition contributions from (distributions to) Anadarko	(27,675)	—	—	—	—	(27,675)
Elimination of net deferred tax liabilities	22,072	—	—	—	—	22,072
Other	—	(267)	—	(47)	—	(314)
Balance at December 31, 2011 (3)	$362,573	$1,495,253	$—	$31,729	$120,724	$2,010,279
Net income	27,391	78,897	—	28,089	14,890	149,267
Issuance of common and general partner units, net of offering expenses	—	613,188	—	12,689	—	625,877
Contributions from noncontrolling interest owners	—	—	—	—	29,108	29,108
Distributions to noncontrolling interest owners	—	—	—	—	(17,303)	(17,303)
Distributions to unitholders	—	(175,639)	—	(22,211)	—	(197,850)
Acquisition from affiliates	(482,701)	23,458	—	479	—	(458,764)
Acquisition of additional 24% interest in Chipeta (4)	—	(44,071)	—	162	(77,195)	(121,104)
Contributions of equity-based compensation from Anadarko (2)	—	84,971	—	2,086	—	87,057
Net pre-acquisition contributions from (distributions to) Anadarko	299,833	(106,597)	—	—	—	193,236
Net distributions of other assets to Anadarko	—	(15,002)	—	(273)	(21)	(15,296)
Elimination of net deferred tax liabilities	106,504	—	—	—	—	106,504
Other	—	2,608	—	2	455	3,065
Balance at December 31, 2012 (3)	$313,600	$1,957,066	$—	$52,752	$70,658	$2,394,076
Net income	4,128	200,866	—	69,633	10,816	285,443
Issuance of common and general partner units, net of offering expenses	—	724,811	—	15,775	—	740,586
Contributions from noncontrolling interest owners	—	—	—	—	2,247	2,247
Distributions to noncontrolling interest owners	—	—	—	—	(13,127)	(13,127)
Distributions to unitholders	—	(239,157)	—	(59,944)	—	(299,101)
Acquisitions from affiliates	(255,635)	(209,865)	—	—	—	(465,500)
Contributions of equity-based compensation from Anadarko (2)	—	2,865	—	58	—	2,923
Net pre-acquisition contributions from (distributions to) Anadarko (5)	203,469	—	—	—	—	203,469
Net distributions of other assets to Anadarko	—	(5,738)	—	(117)	—	(5,855)
Elimination of net deferred tax liabilities	46,530	—	—	—	—	46,530
Other	—	345	—	—	—	345
Balance at December 31, 2013 (3)	$312,092	$2,431,193	$—	$78,157	$70,594	$2,892,036

(1)	All subordinated units were converted to common units on a one-for-one basis on August 15, 2011. See Note 4.

(2)
Associated with the Anadarko Incentive Plans for the years ended December 31, 2011 and 2013, associated with the Anadarko Incentive Plans and the Incentive Plan for the year ended December 31, 2012, as defined and described in Note 1 and Note 5.

(3)	Financial information has been recast to include the financial position and results attributable to the TEFR Interests. See Note 1 and Note 2.

(4)
See Note 2 for a description of the acquisition of Anadarko’s then-remaining 24% membership interest in Chipeta in August 2012. The $43.9 million decrease to partners’ capital resulting from the August 2012 Chipeta acquisition, together with net income attributable to Western Gas Partners, LP, totaled $90.5 million for the year ended December 31, 2012.

(5)	Includes deferred taxes on capitalized interest of $5.5 million associated with the acquisition of the TEFR Interests for the year ended December 31, 2013.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
thousands	2013 (1)	2012 (1)	2011 (1)
Cash flows from operating activities
Net income	$285,443	$149,267	$206,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairments	145,916	120,608	113,133
Non-cash equity-based compensation expense	3,521	3,717	3,490
Deferred income taxes	31,891	30,109	16,580
Debt-related amortization and other items, net	2,449	2,319	3,110
Equity income, net (2)	(22,948)	(16,042)	(11,261)
Distributions from equity investment earnings (2)	17,698	20,660	15,999
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(34,019)	22,916	(44,725)
Increase (decrease) in accounts and natural gas imbalance payables and accrued liabilities, net	21,952	5,045	30,884
Change in other items, net	(3,702)	(552)	(21,233)
Net cash provided by operating activities	448,201	338,047	312,838
Cash flows from investing activities
Capital expenditures	(646,471)	(638,121)	(149,717)
Contributions in aid of construction costs from affiliates	617	—	—
Acquisitions from affiliates	(476,711)	(611,719)	(28,837)
Acquisitions from third parties	(240,274)	—	(301,957)
Investments in equity affiliates	(294,693)	(108,457)	(6,203)
Distributions from equity investments in excess of cumulative earnings (2)	4,438	—	—
Proceeds from the sale of assets to affiliates	85	760	382
Other	14	—	500
Net cash used in investing activities	(1,652,995)	(1,357,537)	(485,832)
Cash flows from financing activities
Borrowings, net of debt issuance costs	957,503	1,041,648	1,055,939
Repayments of debt	(710,000)	(549,000)	(869,000)
Increase (decrease) in outstanding checks	(1,763)	1,800	4,039
Proceeds from the issuance of common and general partner units, net of offering expenses	740,825	625,877	335,317
Distributions to unitholders	(299,101)	(197,850)	(140,118)
Contributions from noncontrolling interest owners	2,247	29,108	33,637
Distributions to noncontrolling interest owners	(13,127)	(17,303)	(17,478)
Net contributions from (distributions to) Anadarko	208,957	278,632	(29,857)
Net cash provided by financing activities	885,541	1,212,912	372,479
Net increase (decrease) in cash and cash equivalents	(319,253)	193,422	199,485
Cash and cash equivalents at beginning of period	419,981	226,559	27,074
Cash and cash equivalents at end of period	$100,728	$419,981	$226,559
Supplemental disclosures
Net distributions to (contributions from) Anadarko of other assets	$5,855	$15,296	$(29)
Interest paid, net of capitalized interest	$47,098	$28,042	$25,828
Taxes paid	$552	$495	$190

(1)	Financial information has been recast to include the financial position and results attributable to the TEFR Interests. See Note 1 and Note 2.

(2)	Income earned on, distributions from and contributions to equity investments are classified as affiliate. See Note 1.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General. Western Gas Partners, LP is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation in 2007 to own, operate, acquire and develop midstream energy assets. The Partnership closed its initial public offering (“IPO”) to become publicly traded in 2008.
For purposes of these consolidated financial statements, the “Partnership” refers to Western Gas Partners, LP and its subsidiaries. The Partnership’s general partner, Western Gas Holdings, LLC (the “general partner” or “GP”), is owned by Western Gas Equity Partners, LP (“WGP”), a Delaware master limited partnership formed by Anadarko Petroleum Corporation in September 2012 to own the Partnership’s general partner, as well as a significant limited partner interest in the Partnership (see Western Gas Equity Partners, LP below). Western Gas Equity Holdings, LLC is WGP’s general partner and is a wholly owned subsidiary of Anadarko Petroleum Corporation. “Anadarko” refers to Anadarko Petroleum Corporation and its subsidiaries, excluding the Partnership and the general partner, and “affiliates” refers to subsidiaries of Anadarko, excluding the Partnership, and includes equity interests in Fort Union Gas Gathering, LLC (“Fort Union”), White Cliffs Pipeline, LLC (“White Cliffs”), Rendezvous Gas Services, LLC (“Rendezvous”), Enterprise EF78 LLC (the “Mont Belvieu JV”), Texas Express Pipeline LLC (“TEP”), Texas Express Gathering LLC (“TEG”) and Front Range Pipeline LLC (“FRP”). The interests in TEP, TEG and FRP are referred to collectively as the “TEFR Interests.” All income earned on, distributions from and contributions to the Partnership’s equity investments are considered to be affiliate transactions. See Note 2. “Equity investment throughput” refers to the Partnership’s 14.81% share of average Fort Union throughput and 22% share of average Rendezvous throughput, but excludes throughput measured in barrels, consisting of the 10% share of average White Cliffs throughput, 25% share of average Mont Belvieu JV throughput, 20% share of average TEP and TEG throughput and 33.33% share of average FRP throughput.
The Partnership is engaged in the business of gathering, processing, compressing, treating and transporting natural gas, condensate, NGLs and crude oil for Anadarko, as well as third-party producers and customers. As of December 31, 2013, the Partnership’s assets and investments accounted for under the equity method, including the TEFR Interests, consisted of the following:

	Owned and Operated	Operated Interests	Non-Operated Interests	Equity Interests
Natural gas gathering systems	13	1	5	2
NGL gathering systems	—	—	—	2
Natural gas treating facilities	8	—	—	1
Natural gas processing facilities	8	3	—	2
NGL pipelines	3	—	—	2
Natural gas pipelines	3	—	—	—
Oil pipeline	—	—	—	1

These assets are located in the Rocky Mountains (Colorado, Utah and Wyoming), the Mid-Continent (Kansas and Oklahoma), north-central Pennsylvania, and Texas. The Partnership was also constructing the Lancaster processing plant in Northeast Colorado at the end of the fourth quarter of 2013.

Western Gas Equity Partners, LP. In December 2012, WGP completed its IPO of 19,758,150 common units representing limited partner interests in WGP at a price of $22.00 per common unit. WGP used the net proceeds from the offering to purchase common and general partner units of the Partnership resulting in aggregate proceeds to the Partnership of $409.4 million, which was used by the Partnership for general partnership purposes, including the funding of capital expenditures.
WGP owns the following types of interests in the Partnership: (i) the 2.0% general partner interest and all of the incentive distribution rights (“IDRs”) in the Partnership, both owned through WGP’s 100% ownership of the Partnership’s general partner and (ii) a significant limited partner interest (see Holdings of Partnership equity in Note 4). WGP has no independent operations or material assets other than its partnership interests in WES.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of presentation. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The consolidated financial statements include the accounts of the Partnership and entities in which it holds a controlling financial interest. All significant intercompany transactions have been eliminated. The information furnished herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial statements.
Investments in non-controlled entities over which the Partnership exercises significant influence are accounted for under the equity method. The Partnership proportionately consolidates its 33.75% share of the assets, liabilities, revenues and expenses attributable to the Non-Operated Marcellus Interest and Anadarko-Operated Marcellus Interest (see Note 2) and its 50% share of the assets, liabilities, revenues and expenses attributable to the Newcastle system in the accompanying consolidated financial statements.
In July 2009, the Partnership acquired a 51% interest in Chipeta Processing LLC (“Chipeta”) and became party to Chipeta’s limited liability company agreement (the “Chipeta LLC agreement”). On August 1, 2012, the Partnership acquired Anadarko’s then-remaining 24% membership interest in Chipeta (the “additional Chipeta interest”). Prior to this transaction, the interests in Chipeta held by Anadarko and a third-party member were reflected as noncontrolling interests in the consolidated financial statements. The acquisition of the additional Chipeta interest was accounted for on a prospective basis as the Partnership acquired an additional interest in an already-consolidated entity. As such, effective August 1, 2012, noncontrolling interest excludes the financial results and operations of the additional Chipeta interest. The remaining 25% membership interest held by the third-party member is reflected within noncontrolling interests in the consolidated financial statements for all periods presented. See Note 2.

Presentation of Partnership assets. The “Partnership assets” refer collectively to the assets owned and interests accounted for under the equity method by the Partnership as of December 31, 2013. Because Anadarko controls the Partnership through its ownership and control of WGP, which owns the Partnership’s general partner, each acquisition of Partnership assets from Anadarko has been considered a transfer of net assets between entities under common control. As such, the Partnership assets acquired from Anadarko were initially recorded at Anadarko’s historic carrying value, which did not correlate to the total acquisition price paid by the Partnership. Further, after an acquisition of Partnership assets from Anadarko, the Partnership may be required to recast its financial statements to include the activities of the Partnership assets as of the date of common control. See Note 2.
For those periods requiring recast, the consolidated financial statements for periods prior to the Partnership’s acquisition of the Partnership assets from Anadarko have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the Partnership assets during the periods reported. Net income attributable to the Partnership assets acquired from Anadarko for periods prior to the Partnership’s acquisition of the Partnership assets is not allocated to the limited partners for purposes of calculating net income per common unit or subordinated unit.

Use of estimates. In preparing financial statements in accordance with GAAP, management makes informed judgments and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses. Management evaluates its estimates and related assumptions regularly, using historical experience and other methods considered reasonable under the particular circumstances. Changes in facts and circumstances or additional information may result in revised estimates and actual results may differ from these estimates. Effects on the business, financial condition and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revisions become known.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value. The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 – Inputs represent quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 – Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

Nonfinancial assets and liabilities initially measured at fair value include certain assets and liabilities acquired in a third-party business combination, assets and liabilities exchanged in non-monetary transactions, long-lived assets (asset groups), goodwill and other intangibles, initial recognition of asset retirement obligations, and initial recognition of environmental obligations assumed in a third-party acquisition. Impairment analyses for long-lived assets, goodwill and other intangibles, and the initial recognition of asset retirement obligations and environmental obligations use Level 3 inputs. When the Partnership is required to measure fair value and there is not a market-observable price for the asset or liability or a market-observable price for a similar asset or liability, the Partnership uses the cost, income, or market valuation approach depending on the quality of information available to support management’s assumptions.
The fair value of debt reflects any premium or discount for the difference between the stated interest rate and the quarter-end market interest rate, and is based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments. See Note 10.
The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable reported on the consolidated balance sheets approximate fair value due to the short-term nature of these items.

Cash equivalents. The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Bad-debt reserve. The Partnership’s revenues are primarily from Anadarko, for which no credit limit is maintained. The Partnership analyzes its exposure to bad debts on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. As of December 31, 2013, the third-party accounts receivable balance was net of the associated bad-debt reserve of $13,000. As of December 31, 2012, there was no reserve for bad debts.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Natural gas imbalances. The consolidated balance sheets include natural gas imbalance receivables and payables resulting from differences in gas volumes received into the Partnership’s systems and gas volumes delivered by the Partnership to customers’ pipelines. Natural gas volumes owed to or by the Partnership that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates and reflect market index prices. Other natural gas volumes owed to or by the Partnership are valued at the Partnership’s weighted average cost of natural gas as of the balance sheet dates and are settled in-kind. As of December 31, 2013, natural gas imbalance receivables and payables were $3.6 million and $2.5 million, respectively. As of December 31, 2012, natural gas imbalance receivables and payables were $1.7 million and $3.1 million, respectively. Changes in natural gas imbalances are reported in equity income and other, net for imbalance receivables or in cost of product for imbalance payables.

Inventory. The cost of NGLs inventories is determined by the weighted average cost method on a location-by-location basis. Inventory is stated at the lower of weighted-average cost or market value and is reported in other current assets in the consolidated balance sheets.

Property, plant and equipment. Property, plant and equipment are generally stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. Because acquisitions of assets from Anadarko are transfers of net assets between entities under common control, the assets acquired from Anadarko are initially recorded at Anadarko’s historic carrying value. The difference between the carrying value of net assets acquired from Anadarko and the consideration paid is recorded as an adjustment to partners’ capital.
Assets acquired in a business combination or non-monetary exchange with a third party are initially recorded at fair value. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed using the straight-line method based on estimated useful lives and salvage values of assets. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts. Uncertainties that may impact these estimates include, but are not limited to, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand in the area.
Management evaluates the ability to recover the carrying amount of its long-lived assets to determine whether its long-lived assets have been impaired. Impairments exist when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense. Refer to Note 7 for a description of impairments recorded during the years ended December 31, 2013, 2012 and 2011.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized interest. Interest is capitalized as part of the historical cost of constructing assets for significant projects that are in progress. Capitalized interest is determined by multiplying the Partnership’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once the construction of an asset subject to interest capitalization is completed and the asset is placed in service, the associated capitalized interest is expensed through depreciation or impairment, together with other capitalized costs related to that asset.

Goodwill. Goodwill represents the allocated portion of Anadarko’s midstream goodwill attributed to the Partnership assets acquired from Anadarko. The carrying value of Anadarko’s midstream goodwill represents the excess of the purchase price paid to a third-party entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. Accordingly, the Partnership’s goodwill balance does not represent, and in some cases is significantly different from, the difference between the consideration the Partnership paid for its acquisitions from Anadarko and the fair value of such net assets on their respective acquisition dates. The consolidated balance sheets as of December 31, 2013 and 2012, include goodwill of $105.3 million, the impairment of which (if applicable) is not deductible for tax purposes.
The Partnership evaluates goodwill for impairment annually, as of October 1, or more often as facts and circumstances warrant. The Partnership has allocated goodwill on its two reporting units: (i) gathering and processing and (ii) transportation. An initial qualitative assessment may be performed prior to proceeding to the comparison of the fair value of each reporting unit to which goodwill has been assigned, to the carrying amount of net assets, including goodwill, of each reporting unit. If the Partnership concludes, based on qualitative factors, that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, then goodwill is not impaired, and estimating the fair value of the reporting unit is not necessary. If the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to its implied fair value through a charge to operating expense based on a hypothetical purchase price allocation. The carrying value of goodwill after such an impairment would represent a Level 3 fair value measurement. Estimating the fair value of the Partnership’s reporting units was not necessary based on the qualitative evaluation as of October 1, 2013, and no goodwill impairment has been recognized in these consolidated financial statements.

Other intangible assets. The intangible asset balance in the consolidated balance sheets includes the fair value, net of amortization, of (i) contracts assumed by the Partnership in connection with the Platte Valley acquisition in February 2011, which are amortized on a straight-line basis over 50 years, and (ii) interconnect agreements at Chipeta entered into in November 2012, amortized on a straight-line basis over 10 years.
The Partnership assesses intangible assets for impairment together with related underlying long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. See Property, plant and equipment within this Note 1 for further discussion of management’s process to evaluate potential impairment of long-lived assets. No intangible asset impairment has been recognized in these consolidated financial statements. As of December 31, 2013, the carrying value of the Partnership’s intangible assets was $53.6 million, net of $3.4 million of accumulated amortization. The Partnership estimates that it will record $1.4 million of intangible asset amortization for each of the next five years. As of December 31, 2012, the carrying value of the Partnership’s intangible assets was $55.5 million, net of $2.0 million of accumulated amortization.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity-method investments. The following table presents the activity in the Partnership’s investments in equity of Fort Union, White Cliffs, Rendezvous, Mont Belvieu JV, TEG, TEP and FRP:

	Equity Investments
thousands	Fort Union (1)	White Cliffs (2)	Rendezvous (3)	Mont Belvieu JV (4)	TEG (5)	TEP (6)	FRP (7)
Balance at December 31, 2011	$22,268	$17,710	$69,839	$—	$—	$6,110	$—
Initial investment	—	—	—	—	9,086	—	23,878
Investment earnings (loss), net of amortization	6,383	7,871	1,857	—	(53)	(4)	(12)
Contributions	—	862	—	—	—	74,631	—
Distributions	(5,198)	(8,876)	(6,586)	—	—	—	—
Balance at December 31, 2012	$23,453	$17,567	$65,110	$—	$9,033	$80,737	$23,866
Initial investment	—	—	—	78,129	—	—	—
Investment earnings (loss), net of amortization	6,273	9,681	2,088	5,690	93	(776)	(101)
Contributions	16	19,087	—	37,309	6,732	108,969	105,547
Capitalized interest	—	—	—	1,352	791	8,801	6,089
Distributions	(4,570)	(9,099)	(4,029)	—	—	—	—
Distributions in excess of cumulative earnings	—	(2,197)	(2,241)	—	—	—	—
Balance at December 31, 2013	$25,172	$35,039	$60,928	$122,480	$16,649	$197,731	$135,401

(1)
The Partnership has a 14.81% interest in Fort Union, a joint venture which owns a gathering pipeline and treating facilities in the Powder River Basin. Anadarko is the construction manager and physical operator of the Fort Union facilities. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require 65% or unanimous approval of the owners.

(2)
The Partnership has a 10% interest in White Cliffs, a limited liability company which owns a crude oil pipeline that originates in Platteville, Colorado and terminates in Cushing, Oklahoma. The third-party majority owner is the manager of the White Cliffs operations. Certain business decisions, including, but not limited to, approval of annual budgets and decisions with respect to significant expenditures, contractual commitments, acquisitions, material financings, dispositions of assets or admitting new members, require more than 75% approval of the members.

(3)
The Partnership has a 22% interest in Rendezvous, a limited liability company that operates gas gathering facilities in Southwestern Wyoming. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the members’ gas servicing agreements, require unanimous approval of the members.

(4)
The Partnership has a 25% interest in the Mont Belvieu JV, an entity formed to design, construct, and own two fractionation trains located in Mont Belvieu, Texas. A third party is the operator of the Mont Belvieu JV fractionation trains. Certain business decisions, including, but not limited to, decisions with respect to the execution of contracts, settlements, disposition of assets, or the creation, appointment, or removal of officer positions require 50% or unanimous approval of the owners.

(5)
The Partnership has a 20% interest in TEG, an entity that consists of two NGL gathering systems that link natural gas processing plants to TEP. Enbridge Midcoast Energy, LP (“Enbridge”) is the operator of the two gathering systems. Certain business decisions, including, but not limited to, decisions with respect to the execution of contracts, settlements, disposition of assets, or the delegation, creation, appointment, or removal of officer positions require more than 50% approval of the members.

(6)
The Partnership has a 20% interest in TEP, which consists of an NGL pipeline that originates in Skellytown, Texas and extends to Mont Belvieu, Texas. Enterprise Products Operating LLC (“Enterprise”) is the operator of TEP. Certain business decisions, including, but not limited to, decisions with respect to the execution of contracts, settlements, disposition of assets, or the creation, appointment, or removal of officer positions require more than 50% approval of the members.

(7)
The Partnership has a 33.33% interest in the FRP, an NGL pipeline that extends from Weld County, Colorado to Skellytown, Texas. Enterprise is the operator of FRP. Certain business decisions, including, but not limited to, decisions with respect to the execution of contracts, settlements, disposition of assets, or the creation, appointment, or removal of officer positions require more than 50% approval of the members.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The investment balance at December 31, 2013, includes $2.5 million and $44.0 million for the purchase price allocated to the investment in Fort Union and Rendezvous, respectively, in excess of the historic cost basis of Western Gas Resources, Inc. (“WGRI”), the entity that previously owned the interests in Fort Union and Rendezvous, which Anadarko acquired in August 2006. This excess balance is attributable to the difference between the fair value and book value of such gathering and treating facilities (at the time WGRI was acquired by Anadarko) and is being amortized over the remaining estimated useful life of those facilities.
The investment balance in White Cliffs at December 31, 2013, is $9.3 million less than the Partnership’s underlying equity in White Cliffs’ net assets as of December 31, 2013, primarily due to the Partnership recording the acquisition of its initial 0.4% interest in White Cliffs at Anadarko’s historic carrying value. This difference is being amortized to equity income over the remaining estimated useful life of the White Cliffs pipeline.
Management evaluates its equity-method investments for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third-party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.
The following tables present the summarized combined financial information for the Partnership’s equity method investments (amounts represents 100% of investee financial information):

	Year Ended December 31,
thousands	2013	2012	2011
Consolidated Statements of Income
Revenues	$261,705	$199,764	$153,131
Operating income	171,496	135,498	90,544
Net income	170,175	133,987	88,504

	December 31,
thousands	2013	2012
Consolidated Balance Sheets
Current assets	$186,690	$79,835
Property, plant and equipment, net	2,676,531	1,174,311
Other assets	38,258	45,100
Total assets	$2,901,479	$1,299,246
Current liabilities	206,602	76,862
Non-current liabilities	34,012	50,759
Equity	2,660,865	1,171,625
Total liabilities and equity	$2,901,479	$1,299,246

Asset retirement obligations. Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at fair value, measured using discounted expected future cash outflows for the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Over time, the discounted liability is adjusted to its expected settlement value through accretion expense, which is reported within depreciation, amortization and impairments in the consolidated statements of income. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, asset retirement costs and the estimated timing of settling asset retirement obligations. See Note 9.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Environmental expenditures. The Partnership expenses environmental obligations related to conditions caused by past operations that do not generate current or future revenues. Environmental obligations related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities becomes probable and the costs can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than at the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 11.

Segments. The Partnership’s operations are organized into a single operating segment, the assets of which gather, process, compress, treat and transport Anadarko and third-party natural gas, condensate, NGLs and crude oil in the United States.

Revenues and cost of product. Under its fee-based gathering, treating and processing arrangements, the Partnership is paid a fixed fee based on the volume and thermal content of natural gas and recognizes revenues for its services in the month such services are performed. Producers’ wells are connected to the Partnership’s gathering systems for delivery of natural gas to the Partnership’s processing or treating plants, where the natural gas is processed to extract NGLs and condensate or treated in order to satisfy pipeline specifications. In some areas, where no processing is required, the producers’ gas is gathered and delivered to pipelines for market delivery. Under cost-of-service gathering agreements, the Partnership earns fees for gathering and compression services based on rates calculated in a cost-of-service model and reviewed periodically over the life of the agreements. Under percent-of-proceeds contracts, revenue is recognized when the natural gas, NGLs or condensate are sold. The percentage of the product sale ultimately paid to the producer is recorded as a related cost of product expense.
The Partnership purchases natural gas volumes at the wellhead for gathering and processing. As a result, the Partnership has volumes of NGLs and condensate to sell and volumes of residue to either sell, to use for system fuel or to satisfy keep-whole obligations. In addition, depending upon specific contract terms, condensate and NGLs recovered during gathering and processing are either returned to the producer or retained and sold. Under keep-whole contracts, when condensate or NGLs are retained and sold, producers are kept whole for the condensate or NGL volumes through the receipt of a thermally equivalent volume of residue. The keep-whole contract conveys an economic benefit to the Partnership when the combined value of the individual NGLs is greater in the form of liquids than as a component of the natural gas stream; however, the Partnership is adversely impacted when the value of the NGLs is lower than the value of the natural gas stream including the liquids. The Partnership has commodity price swap agreements with Anadarko to mitigate exposure to commodity price uncertainty that would otherwise be present as a result of the purchase and sale of natural gas, condensate or NGLs. See Note 5. Revenue is recognized from the sale of condensate and NGLs upon transfer of title and related purchases are recorded as cost of product.
The Partnership earns transportation revenues through firm contracts that obligate each of its customers to pay a monthly reservation or demand charge regardless of the pipeline capacity used by that customer. An additional commodity usage fee is charged to the customer based on the actual volume of natural gas transported. Transportation revenues are also generated from interruptible contracts pursuant to which a fee is charged to the customer based on volumes transported through the pipeline. Revenues for transportation of natural gas and NGLs are recognized over the period of firm transportation contracts or, in the case of usage fees and interruptible contracts, when the volumes are received into the pipeline. From time to time, certain revenues may be subject to refund pending the outcome of rate matters before the Federal Energy Regulatory Commission (the “FERC”) and reserves are established where appropriate.
Proceeds from the sale of residue, NGLs and condensate are reported as revenues from natural gas, natural gas liquids and condensate sales in the consolidated statements of income. Revenues attributable to the fixed-fee component of gathering and processing contracts as well as demand charges and commodity usage fees on transportation contracts are reported as revenues from gathering, processing and transportation of natural gas and natural gas liquids in the consolidated statements of income.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity-based compensation. Phantom unit awards are granted under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (the “WES LTIP”). The WES LTIP was adopted by the general partner of the Partnership and permits the issuance of up to 2,250,000 units, of which 2,139,027 units remained available for future issuance as of December 31, 2013. Upon vesting of each phantom unit awarded under the WES LTIP, the holder will receive common units of the Partnership or, at the discretion of the general partner’s board of directors, cash in an amount equal to the market value of common units of the Partnership on the vesting date. Equity-based compensation expense attributable to grants made under the WES LTIP impact the Partnership’s cash flows from operating activities only to the extent cash payments are made to a participant in lieu of issuance of common units to the participant. The Partnership amortizes stock-based compensation expense attributable to awards granted under the WES LTIP over the vesting periods applicable to the awards.
Additionally, the Partnership’s general and administrative expenses include equity-based compensation costs allocated by Anadarko to the Partnership for grants made pursuant to (i) the Western Gas Equity Partners, LP 2012 Long-Term Incentive Plan (the “WGP LTIP”) for the year ended December 31, 2013, (ii) the Western Gas Holdings, LLC Equity Incentive Plan, as amended and restated (the “Incentive Plan”) for the years ended December 31, 2012 and 2011, and (iii) the Anadarko Petroleum Corporation 1999 Stock Incentive Plan and the Anadarko Petroleum Corporation 2008 and 2012 Omnibus Incentive Compensation Plans (Anadarko’s plans are referred to collectively as the “Anadarko Incentive Plans”) for all periods presented. Grants made under equity-based compensation plans result in equity-based compensation expense, which is determined by reference to the fair value of equity compensation. For equity-based awards ultimately settled through the issuance of units or stock, the fair value is measured as of the date of the relevant equity grant. Equity-based compensation granted under the WGP LTIP and the Anadarko Incentive Plans does not impact the Partnership’s cash flows from operating activities since the offset to compensation expense is recorded as a contribution to partners’ capital in the consolidated financial statements at the time of contribution, when the expense is realized. However, distribution equivalent rights awarded in tandem with equity-or liability-based awards are paid in cash and reflected within financing cash flows in the consolidated statements of cash flows. See Note 5.

Income taxes. The Partnership generally is not subject to federal income tax or state income tax other than Texas margin tax on the portion of its income that is apportionable to Texas. Deferred state income taxes are recorded on temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Partnership routinely assesses the realizability of its deferred tax assets. If the Partnership concludes that it is more likely than not that some of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. Federal and state current and deferred income tax expense was recorded on the Partnership assets prior to the Partnership’s acquisition of these assets from Anadarko.
For periods beginning on and subsequent to the Partnership’s acquisition of the Partnership assets, the Partnership makes payments to Anadarko pursuant to the tax sharing agreement entered into between Anadarko and the Partnership for its estimated share of taxes from all forms of taxation, excluding taxes imposed by the United States, that are included in any combined or consolidated returns filed by Anadarko. The aggregate difference in the basis of the Partnership’s assets for financial and tax reporting purposes cannot be readily determined as the Partnership does not have access to information about each partner’s tax attributes in the Partnership.
The accounting standards for uncertain tax positions defines the criteria an individual tax position must satisfy for any part of the benefit of that position to be recognized in the financial statements. The Partnership had no material uncertain tax positions at December 31, 2013 or 2012.
With respect to assets acquired from Anadarko, the Partnership recorded Anadarko’s historic current and deferred income taxes for the periods prior to the Partnership’s ownership of the assets. For periods subsequent to the Partnership’s acquisition, the Partnership is not subject to tax except for the Texas margin tax and, accordingly, does not record current and deferred federal income taxes related to the assets acquired from Anadarko.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net income per common unit. The Partnership applies the two-class method in determining net income per unit applicable to master limited partnerships having multiple classes of securities including common units, general partner units and IDRs of the general partner. Under the two-class method, net income per unit is calculated as if all of the earnings for the period were distributed pursuant to the terms of the relevant contractual arrangement. The accounting guidance provides the methodology for and circumstances under which undistributed earnings are allocated to the general partner, limited partners and IDR holders. For the Partnership, earnings per unit is calculated based on the assumption that the Partnership distributes to its unitholders an amount of cash equal to the net income of the Partnership, notwithstanding the general partner’s ultimate discretion over the amount of cash to be distributed for the period, the existence of other legal or contractual limitations that would prevent distributions of all of the net income for the period or any other economic or practical limitation on the ability to make a full distribution of all of the net income for the period.
The Partnership’s net income earned on and subsequent to the date of the acquisition of the Partnership assets is allocated to the general partner and the limited partners, including any subordinated unitholders, in accordance with their respective ownership percentages and, when applicable, giving effect to incentive distributions allocable to the general partner. The Partnership’s net income allocable to the limited partners is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Specifically, net income equal to the amount of available cash (as defined by the partnership agreement) is allocated to the general partner, common unitholders and subordinated unitholders consistent with actual cash distributions, including incentive distributions allocable to the general partner. Undistributed earnings (net income in excess of distributions) or undistributed losses (available cash in excess of net income) are then allocated to the general partner, common unitholders and subordinated unitholders in accordance with their respective ownership percentages during each period. Net income attributable to the Partnership assets acquired from Anadarko for periods prior to the Partnership’s acquisition of the Partnership assets is not allocated to the limited partners for purposes of calculating net income per common unit or subordinated unit. See Note 4.

Other assets. For the years ended December 31, 2013 and 2012, other current assets on the consolidated balance sheets includes $0.4 million for a receivable recognized in conjunction with the capital lease component of a processing agreement assumed in connection with the acquisition of Mountain Gas Resources, LLC (“MGR”). See Note 2. The agreement, in which WES is the lessor, extends through December 2014. Other assets includes $4.6 million related to the unguaranteed residual value of the processing plant included in the processing agreement, based on a measurement of fair value estimated when the plant was acquired by Anadarko in 2006. Interest income related to the capital lease is recorded to other income (expense), net on the consolidated statements of income.

Contributions in aid of construction costs from affiliates. On certain of the Partnership’s capital projects, Anadarko is obligated to reimburse the Partnership for all or a portion of project capital expenditures. The majority of such arrangements are associated with projects related to pipeline construction activities and production well tie-ins. These cash receipts are presented as “Contributions in aid of construction costs from affiliates” within the investing section of the Partnership’s consolidated statements of cash flows. See Note 5.

2.  ACQUISITIONS

In May 2008, concurrently with the closing of the Partnership’s IPO, Anadarko contributed to the Partnership the assets and liabilities of Anadarko Gathering Company LLC, Pinnacle Gas Treating LLC, and MIGC LLC. In December 2008, the Partnership completed the acquisition of the Powder River assets from Anadarko, which included (i) the Hilight system, (ii) a 50% interest in the Newcastle system and (iii) a 14.81% membership interest in Fort Union. In July 2009, the Partnership closed on the acquisition of a 51% membership interest in Chipeta from Anadarko. The Partnership closed the acquisitions of Anadarko’s Granger and Wattenberg assets in January 2010 and August 2010, respectively. In September 2010, the Partnership acquired a 10% interest in White Cliffs. See Note 12.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  ACQUISITIONS (CONTINUED)

The following table presents the acquisitions completed by the Partnership during the years ended December 31, 2011, 2012 and 2013, and identifies the funding sources for such acquisitions:

thousands except unit and percent amounts	Acquisition Date	Percentage Acquired	Borrowings	Cash On Hand	Common Units Issued	GP Units Issued
Platte Valley (1)	02/28/2011	100%	$303,000	$602	—	—
Bison (2)	07/08/2011	100%	—	25,000	2,950,284	60,210
MGR (3)	01/13/2012	100%	299,000	159,587	632,783	12,914
Chipeta (4)	08/01/2012	24%	—	128,250	151,235	3,086
Non-Operated Marcellus Interest (5)	03/01/2013	33.75%	250,000	215,500	449,129	—
Anadarko-Operated Marcellus Interest (6)	03/08/2013	33.75%	133,500	—	—	—
Mont Belvieu JV (7)	06/05/2013	25%	—	78,129	—	—
OTTCO (8)	09/03/2013	100%	27,500	—	—	—

(1)
The Partnership acquired (i) a natural gas gathering system and related compression and other ancillary equipment and (ii) cryogenic gas processing facilities from a third party. These assets are located in the Denver-Julesburg Basin. The acquisition is referred to as the “Platte Valley acquisition.”

(2)
The Bison gas treating facility acquired from Anadarko is located in the Powder River Basin in northeastern Wyoming and includes (i) three amine treating units, (ii) compressor units, and (iii) generators. These assets are referred to collectively as the “Bison assets.” The Bison assets are the only treating and delivery point into the third-party-owned Bison pipeline. The Bison assets were placed in service in June 2010.

(3)
The assets acquired from Anadarko consisted of (i) the Red Desert complex, which is located in the greater Green River Basin in southwestern Wyoming, and includes the Patrick Draw processing plant, the Red Desert processing plant, gathering lines, and related facilities, (ii) a 22% interest in Rendezvous, which owns a gathering system serving the Jonah and Pinedale Anticline fields in southwestern Wyoming, and (iii) certain additional midstream assets and equipment. These assets are collectively referred to as the “MGR assets” and the acquisition as the “MGR acquisition.”

(4)
The Partnership acquired Anadarko’s additional Chipeta interest (as described in Note 1). The Partnership received distributions related to the additional interest beginning July 1, 2012. This transaction brought the Partnership’s total membership interest in Chipeta to 75%. The remaining 25% membership interest in Chipeta held by a third-party member is reflected as noncontrolling interests in the consolidated financial statements for all periods presented.

(5)
The Partnership acquired Anadarko’s 33.75% interest (non-operated) in the Liberty and Rome gas gathering systems, serving production from the Marcellus shale in north-central Pennsylvania. The interest acquired is referred to as the “Non-Operated Marcellus Interest” and the acquisition as the “Non-Operated Marcellus Interest acquisition.” In connection with the issuance of the common units, the Partnership’s general partner purchased 9,166 general partner units for consideration of $0.5 million in order to maintain its 2.0% general partner interest in the Partnership.

(6)
The Partnership acquired a 33.75% interest in each of the Larry’s Creek, Seely and Warrensville gas gathering systems, which are operated by Anadarko and serve production from the Marcellus shale in north-central Pennsylvania, from a third party. The interest acquired is referred to as the “Anadarko-Operated Marcellus Interest” and the acquisition as the “Anadarko-Operated Marcellus Interest acquisition.” See Anadarko-Operated Marcellus Interest acquisition below for further information, including the final allocation of the purchase price.

(7)
The Partnership acquired a 25% interest in Enterprise EF78 LLC, an entity formed to design, construct, and own two fractionation trains located in Mont Belvieu, Texas, from a third party. The interest acquired is accounted for under the equity method of accounting and is referred to as the “Mont Belvieu JV” and the acquisition as the “Mont Belvieu JV acquisition.” See Mont Belvieu JV acquisition below for further information.

(8)
The Partnership acquired Overland Trail Transmission, LLC (“OTTCO”), a Delaware limited liability company, from a third party. OTTCO owns and operates an intrastate pipeline that connects the Partnership’s Red Desert and Granger complexes in southwestern Wyoming.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  ACQUISITIONS (CONTINUED)

Anadarko-Operated Marcellus Interest acquisition. The Anadarko-Operated Marcellus Interest acquisition has been accounted for under the acquisition method of accounting. The assets acquired and liabilities assumed in the Anadarko-Operated Marcellus Interest acquisition were recorded in the consolidated balance sheet at their estimated fair values as of the acquisition date. Results of operations attributable to the Anadarko-Operated Marcellus Interest were included in the Partnership’s consolidated statements of income beginning on the acquisition date in the first quarter of 2013.
The following is the final allocation of the purchase price, including $1.1 million of post-closing purchase price adjustments, to the assets acquired and liabilities assumed in the Anadarko-Operated Marcellus Interest acquisition as of the acquisition date:

thousands
Property, plant and equipment	$134,819
Asset retirement obligations	(174)
Total purchase price	$134,645

The purchase price allocation is based on an assessment of the fair value of the assets acquired and liabilities assumed in the Anadarko-Operated Marcellus Interest acquisition. The fair values of the interests in the land, right-of-way contracts, and gathering systems were based on the market and income approaches. All fair-value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and thus represent Level 3 inputs.
The following table presents pro forma condensed financial information of the Partnership as if the Anadarko-Operated Marcellus Interest acquisition had occurred on January 1, 2012:

	Year Ended December 31,
thousands except per-unit amounts	2013	2012
Revenues	$1,031,017	$899,353
Net income	285,591	147,238
Net income attributable to Western Gas Partners, LP	274,775	132,348
Net income per common unit - basic and diluted	$1.82	$0.82

The pro forma information is presented for illustration purposes only and is not necessarily indicative of the operating results that would have occurred had the Anadarko-Operated Marcellus Interest acquisition been completed at the assumed date, nor is it necessarily indicative of future operating results of the combined entity. The Partnership’s pro forma information in the table above includes $14.1 million of revenues and $0.7 million of operating expenses, excluding depreciation, amortization and impairments, attributable to the Anadarko-Operated Marcellus Interest that are included in the Partnership’s consolidated statement of income for the year ended December 31, 2013. The pro forma adjustments reflect pre-acquisition results of the Anadarko-Operated Marcellus Interest including (a) estimated revenues and expenses; (b) estimated depreciation and amortization based on the purchase price allocated to property, plant and equipment and estimated useful lives; and (c) interest on the Partnership’s borrowings under its revolving credit facility to finance the Anadarko-Operated Marcellus Interest acquisition. The pro forma adjustments include estimates and assumptions based on currently available information. Management believes the estimates and assumptions are reasonable, and the relative effects of the transaction are properly reflected. The pro forma information does not reflect any cost savings or other synergies anticipated as a result of the Anadarko-Operated Marcellus Interest acquisition, nor any future acquisition related expenses.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  ACQUISITIONS (CONTINUED)

Mont Belvieu JV acquisition. The acquisition purchase price represented the Partnership’s 25% share of construction costs incurred by the joint venture partner and 25% of the capitalized interest charged to the financial statements of the Mont Belvieu JV up to the date of acquisition. The allocated capitalized interest is reflected as a component of the equity investment balance recorded upon acquisition. Based on the total estimated net project cost, the construction of the fractionation facilities owned by the Mont Belvieu JV is considered a significant project and satisfies criteria for capitalization of interest. Capitalization of interest subsequent to the acquisition is treated as a basis difference between the cost of the investment and the underlying equity in the net assets of the Mont Belvieu JV. Upon completion of construction in the fourth quarter of 2013, the Partnership began amortizing the capitalized interest recognized subsequent to the Mont Belvieu JV acquisition. This amortization is reflected as an adjustment to equity earnings from the Mont Belvieu JV.

TEFR Interests Acquisition. On March 3, 2014, the Partnership acquired Anadarko’s 20% interest in TEP and TEG, and a 33.33% interest in FRP (collectively, the “TEFR Interests acquisition”) for $375.0 million. The Partnership financed the TEFR Interests acquisition with $6.3 million of cash on hand, borrowings of $350.0 million on the 2014 WES RCF, and the issuance of 308,490 WES common units to Anadarko at an implied price of $60.78 per unit. See Note 12.
Due to Anadarko’s control of the Partnership through its ownership and control of WGP, the acquisition of the TEFR Interests is considered a transfer of net assets under common control. As such, the Partnership’s historical financial statements previously filed with the SEC have been recast in this Current Report on Form 8-K to include the results attributable to the TEFR Interests from 2011 when Anadarko made its initial investment in the respective businesses. The consolidated financial statements for periods prior to the Partnership’s acquisition of the TEFR Interests have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the TEFR Interests during the period reported.
The following table presents the impact of the TEFR Interests on revenue, equity income (loss), net and net income (loss) as presented in the Partnership’s historical consolidated statements of income:

	Year Ended December 31, 2013
thousands	Partnership Historical	TEFR Interests	Combined
Revenues	$1,029,763	$—	$1,029,763
Equity income (loss), net	23,732	(784)	22,948
Net income (loss)	$285,952	$(509)	$285,443

	Year Ended December 31, 2012
thousands	Partnership Historical	TEFR Interests	Combined
Revenues	$894,476	$—	$894,476
Equity income (loss), net	16,111	(69)	16,042
Net income (loss)	$149,311	$(44)	$149,267

	Year Ended December 31, 2011
thousands	Partnership Historical	TEFR Interests	Combined
Revenues	$858,144	$—	$858,144
Equity income (loss), net	11,261	—	11,261
Net income (loss)	$206,861	$—	$206,861

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  PARTNERSHIP DISTRIBUTIONS

The partnership agreement of Western Gas Partners, LP requires the Partnership to distribute all of its available cash (as defined in the partnership agreement) to unitholders of record on the applicable record date within 45 days of the end of each quarter. The board of directors of the general partner declared the following cash distributions to the Partnership’s unitholders for the periods presented:

thousands except per-unit amounts Quarters Ended	Total Quarterly Distribution per Unit	Total Quarterly Cash Distribution	Date of Distribution
2011
March 31	$0.390	$33,168	May 2011
June 30	$0.405	$36,063	August 2011
September 30	$0.420	$40,323	November 2011
December 31	$0.440	$43,027	February 2012
2012
March 31	$0.460	$46,053	May 2012
June 30	$0.480	$52,425	August 2012
September 30	$0.500	$56,346	November 2012
December 31	$0.520	$65,657	February 2013
2013
March 31	$0.540	$70,143	May 2013
June 30	$0.560	$79,315	August 2013
September 30	$0.580	$83,986	November 2013
December 31 (1)	$0.600	$92,609	February 2014

(1)
On January 20, 2014, the board of directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders of $0.60 per unit, or $92.6 million in aggregate, including incentive distributions. The cash distribution was paid on February 12, 2014, to unitholders of record at the close of business on January 31, 2014.

Available cash. The amount of available cash (as defined in the partnership agreement) generally is all cash on hand at the end of the quarter, plus, at the discretion of the general partner, working capital borrowings made subsequent to the end of such quarter, less the amount of cash reserves established by the Partnership’s general partner to provide for the proper conduct of the Partnership’s business, including reserves to fund future capital expenditures; to comply with applicable laws, debt instruments or other agreements (such as the Chipeta LLC agreement); or to provide funds for distributions to its unitholders and to its general partner for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. It is intended that working capital borrowings be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  PARTNERSHIP DISTRIBUTIONS (CONTINUED)

General partner interest and incentive distribution rights. The general partner is currently entitled to 2.0% of all quarterly distributions that the Partnership makes prior to its liquidation. The Partnership’s general partner is entitled to incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum quarterly distribution	$0.300	98.0%	2.0%
First target distribution	up to $0.345	98.0%	2.0%
Second target distribution	above $0.345 up to $0.375	85.0%	15.0%
Third target distribution	above $0.375 up to $0.450	75.0%	25.0%
Thereafter	above $0.450	50.0%	50.0%

The table above assumes that the Partnership’s general partner maintains its 2.0% general partner interest and that the general partner continues to own the IDRs. The maximum distribution sharing percentage of 50.0% includes distributions paid to the general partner on its 2.0% general partner interest and does not include any distributions that the general partner may receive on common units that it owns or may acquire.

4.  EQUITY AND PARTNERS’ CAPITAL

Equity offerings. The Partnership completed the following public offerings of its common units during 2011, 2012 and 2013:

thousands except unit and per-unit amounts	Common Units Issued (1)	GP Units Issued (2)	Price Per Unit	Underwriting Discount and Other Offering Expenses	Net Proceeds
March 2011 equity offering	3,852,813	78,629	$35.15	$5,621	$132,569
September 2011 equity offering	5,750,000	117,347	35.86	7,655	202,748
June 2012 equity offering	5,000,000	102,041	43.88	7,468	216,409
May 2013 equity offering	7,015,000	143,163	61.18	13,203	424,733
December 2013 equity offering (3)	4,500,000	91,837	61.51	8,716	273,728

(1)
Includes the issuance of 302,813 common units, 750,000 common units and 915,000 common units pursuant to the full exercise of the underwriters’ over-allotment option granted in connection with the March 2011, September 2011 and May 2013 equity offerings, respectively.

(2)	Represents general partner units issued to the general partner in exchange for the general partner’s proportionate capital contribution to maintain its 2.0% general partner interest.

(3)
Excludes the issuance of 300,000 common units on January 3, 2014, pursuant to the partial exercise of the underwriters’ over-allotment option, and the corresponding issuance of 6,122 general partner units to the general partner in exchange for the general partner’s proportionate capital contribution to maintain its 2.0% general partner interest. Total net proceeds for the partial exercise of the underwriters’ over-allotment option (including the general partner’s proportionate capital contribution) were $18.3 million.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  EQUITY AND PARTNERS’ CAPITAL (CONTINUED)

In addition, pursuant to the Partnership’s registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) in August 2012 authorizing the issuance of up to an aggregate of $125.0 million of common units (the “Continuous Offering Program”), during the three months ended December 31, 2013, the Partnership completed trades totaling 642,385 common units at an average price per unit of $60.83, generating gross proceeds of $39.9 million (including the general partner’s proportionate capital contribution and before $0.9 million of associated offering expenses). During the year ended December 31, 2013, the Partnership completed trades totaling 685,735 common units at an average price per unit of $60.84, generating gross proceeds of $42.6 million (including the general partner’s proportionate capital contribution and before $1.0 million of associated offering expenses).

Common and general partner units. The Partnership’s common units are listed on the New York Stock Exchange under the symbol “WES.”
The following table summarizes common and general partner units issued during the years ended December 31, 2012 and 2013:

	Common Units	General Partner Units	Total
Balance at December 31, 2011	90,140,999	1,839,613	91,980,612
MGR acquisition	632,783	12,914	645,697
Long-Term Incentive Plan awards	12,570	257	12,827
June 2012 equity offering	5,000,000	102,041	5,102,041
Chipeta acquisition	151,235	3,086	154,321
WGP unit purchase agreement	8,722,966	178,019	8,900,985
Balance at December 31, 2012	104,660,553	2,135,930	106,796,483
Non-Operated Marcellus Interest acquisition	449,129	9,166	458,295
Long-Term Incentive Plan awards	12,395	253	12,648
May 2013 equity offering	7,015,000	143,163	7,158,163
Continuous Offering Program	685,735	13,996	699,731
December 2013 equity offering	4,500,000	91,837	4,591,837
Balance at December 31, 2013	117,322,812	2,394,345	119,717,157

Holdings of Partnership equity. As of December 31, 2013, WGP held 49,296,205 common units, representing a 41.2% limited partner interest in the Partnership, and, through its ownership of the general partner, WGP indirectly held 2,394,345 general partner units, representing a 2.0% general partner interest in the Partnership, and 100% of the Partnership’s IDRs. As of December 31, 2013, Anadarko Marcellus Midstream, L.L.C. (“AMM”), a subsidiary of Anadarko, separately held 449,129 common units, representing a 0.4% limited partner interest in the Partnership. As of December 31, 2013, the public held 67,577,478 common units, representing a 56.4% limited partner interest in the Partnership.
The Partnership’s net income earned on and subsequent to the date of the acquisition of the Partnership assets (as defined in Note 1) is allocated to the general partner and the limited partners consistent with actual cash distributions, including incentive distributions allocable to the general partner. Undistributed earnings (net income in excess of distributions) or undistributed losses (available cash in excess of net income) are then allocated to the general partner and the limited partners in accordance with their respective ownership percentages.

Net income per unit for common and subordinated units. Basic and diluted net income per common unit are calculated by dividing the limited partners’ interest in net income by the weighted average number of common units outstanding during the period. The common units issued in connection with acquisitions and equity offerings are included on a weighted-average basis for periods they were outstanding.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  EQUITY AND PARTNERS’ CAPITAL (CONTINUED)

The following table illustrates the Partnership’s calculation of net income per unit for common and subordinated units:

	Year Ended December 31,
thousands except per-unit amounts	2013	2012	2011
Net income attributable to Western Gas Partners, LP	$274,627	$134,377	$192,758
Pre-acquisition net (income) loss allocated to Anadarko	(4,128)	(27,391)	(52,599)
General partner interest in net (income) loss	(69,633)	(28,089)	(8,599)
Limited partners’ interest in net income	$200,866	$78,897	$131,560
Net income allocable to common units	$200,866	$78,897	$110,542
Net income allocable to subordinated units	—	—	21,018
Limited partners’ interest in net income	$200,866	$78,897	$131,560
Net income per unit – basic and diluted
Common units	$1.83	$0.84	$1.64
Subordinated units	$—	$—	$1.28
Weighted average units outstanding – basic and diluted
Common units	109,872	93,936	67,333
Subordinated units	—	—	16,431

Supplemental net income per unit for common and subordinated units. The following table sets forth the calculation of net income per common unit, if net income attributable to the Partnership’s assets (as defined in Note 1) acquired from Anadarko had been allocated to the limited partners for purposes of calculating net income per common and subordinated unit.

	Year Ended December 31,
thousands except per-unit amounts	2013	2012	2011
Limited partners’ interest in net income	$200,866	$78,897	$131,560
Add: Pre-acquisition net income (loss) allocated to Anadarko	4,128	27,391	52,599
Add: General partner interest in net income (loss)	69,633	28,089	8,599
Less: Reallocation of general partner interest in net (income) loss	(69,717)	(28,636)	(9,650)
Supplemental limited partners’ interest in net income	$204,910	$105,741	$183,108
Net income allocable to common units	$204,910	$105,741	$156,132
Net income allocable to subordinated units	—	—	26,976
Limited partners’ interest in net income	$204,910	$105,741	$183,108
Supplemental net income per unit - basic and diluted
Common units	$1.86	$1.13	$2.32
Subordinated units	$—	$—	$1.64
Weighted average units outstanding - basic and diluted
Common units	109,872	93,936	67,333
Subordinated units	—	—	16,431

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES

Affiliate transactions. Revenues from affiliates include amounts earned by the Partnership from services provided to Anadarko as well as from the sale of residue, condensate and NGLs to Anadarko. In addition, the Partnership purchases natural gas from an affiliate of Anadarko pursuant to gas purchase agreements. Operating and maintenance expense includes amounts accrued for or paid to affiliates for the operation of the Partnership assets, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. A portion of the Partnership’s general and administrative expenses is paid by Anadarko, which results in affiliate transactions pursuant to the reimbursement provisions of the Partnership’s omnibus agreement. Affiliate expenses do not bear a direct relationship to affiliate revenues, and third-party expenses do not bear a direct relationship to third-party revenues. See Note 2 for further information related to contributions of assets to the Partnership by Anadarko.

Cash management. Anadarko operates a cash management system whereby excess cash from most of its subsidiaries’ separate bank accounts is generally swept to centralized accounts. Prior to the Partnership’s acquisition of the Partnership assets, third-party sales and purchases related to such assets were received or paid in cash by Anadarko within its centralized cash management system. Anadarko charged or credited the Partnership interest at a variable rate on outstanding affiliate balances for the periods these balances remained outstanding. The outstanding affiliate balances were entirely settled through an adjustment to net investment by Anadarko in connection with the acquisition of the Partnership assets. Subsequent to the acquisition of Partnership assets from Anadarko, transactions related to such assets are cash-settled directly with third parties and with Anadarko affiliates, and affiliate-based interest expense on current intercompany balances is not charged. Chipeta cash settles its transactions directly with third parties and Anadarko, as well as with the other subsidiaries of the Partnership.

Note receivable from and amounts payable to Anadarko. Concurrently with the closing of the Partnership’s May 2008 IPO, the Partnership loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%, payable quarterly. The fair value of the note receivable from Anadarko was $296.7 million and $334.8 million at December 31, 2013 and 2012, respectively. The fair value of the note reflects consideration of credit risk and any premium or discount for the differential between the stated interest rate and quarter-end market interest rate, based on quoted market prices of similar debt instruments. Accordingly, the fair value of the note receivable from Anadarko is measured using Level 2 inputs.
In 2008, the Partnership entered into a five-year $175.0 million term loan agreement with Anadarko, which was repaid in full in June 2012 using the proceeds from the issuance of 4.000% Senior Notes due 2022. See Note 10.

Commodity price swap agreements. The Partnership has commodity price swap agreements with Anadarko to mitigate exposure to commodity price volatility that would otherwise be present as a result of the purchase and sale of natural gas, condensate or NGLs. Notional volumes for each of the commodity price swap agreements are not specifically defined; instead, the commodity price swap agreements apply to the actual volume of natural gas, condensate and NGLs purchased and sold at the Granger, Hilight, Hugoton, Newcastle, MGR and Wattenberg assets, with various expiration dates through December 2016. In December 2013, the Partnership extended the commodity price swap agreements for the Hilight and Newcastle assets through December 2014. The commodity price swap agreements do not satisfy the definition of a derivative financial instrument and, therefore, are not required to be measured at fair value.
Below is a summary of the fixed price ranges on the Partnership’s outstanding commodity price swap agreements as of December 31, 2013 excluding the Hilight and Newcastle assets:

per barrel except natural gas	2014			2015			2016
Ethane	$18.36	−	$30.53	$18.41	−	$23.41	$23.11
Propane	$46.47	−	$53.78	$47.08	−	$52.99	$52.90
Isobutane	$61.24	−	$75.13	$62.09	−	$74.02	$73.89
Normal butane	$53.89	−	$66.01	$54.62	−	$65.04	$64.93
Natural gasoline	$71.85	−	$83.04	$72.88	−	$81.82	$81.68
Condensate	$75.22	−	$83.04	$76.47	−	$81.82	$81.68
Natural gas (per MMBtu)	$4.45	−	$6.20	$4.66	−	$5.96	$4.87

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

Below is a summary of the fixed prices or ranges on the Partnership’s outstanding commodity price swap agreements for the Hilight and Newcastle assets as of December 31, 2013:

per barrel except natural gas	2014
Propane			$40.38
Normal butane	$64.73	−	$66.83
Natural gasoline			$90.89
Condensate			$87.30
Natural gas (per MMBtu)			$3.45

The following table summarizes realized gains and losses on commodity price swap agreements:

	Year Ended December 31,
thousands	2013	2012	2011
Gains (losses) on commodity price swap agreements related to sales: (1)
Natural gas sales	$21,382	$37,665	$33,845
Natural gas liquids sales	102,076	66,260	(36,802)
Total	123,458	103,925	(2,957)
Losses on commodity price swap agreements related to purchases (2)	(85,294)	(89,710)	(27,234)
Net gains (losses) on commodity price swap agreements	$38,164	$14,215	$(30,191)

(1)	Reported in affiliate natural gas, NGLs and condensate sales in the consolidated statements of income in the period in which the related sale is recorded.

(2)	Reported in cost of product in the consolidated statements of income in the period in which the related purchase is recorded.

Gas gathering and processing agreements. The Partnership has significant gas gathering and processing arrangements with affiliates of Anadarko on a majority of its systems. For the years ended December 31, 2013, 2012 and 2011, 57%, 64% and 67%, respectively, of the Partnership’s gathering, transportation and treating throughput (excluding equity investment throughput and volumes measured in barrels) was attributable to natural gas production owned or controlled by Anadarko. For the years ended December 31, 2013, 2012 and 2011, 56%, 59% and 64%, respectively, of the Partnership’s processing throughput (excluding equity investment throughput and volumes measured in barrels) was attributable to natural gas production owned or controlled by Anadarko.

Gas purchase and sale agreements. The Partnership sells substantially all of its natural gas, NGLs, and condensate to Anadarko Energy Services Company (“AESC”), Anadarko’s marketing affiliate. In addition, the Partnership purchases natural gas from AESC pursuant to gas purchase agreements. The Partnership’s gas purchase and sale agreements with AESC are generally one-year contracts, subject to annual renewal.

Omnibus agreement. Pursuant to the omnibus agreement, Anadarko performs centralized corporate functions for the Partnership, such as legal; accounting; treasury; cash management; investor relations; insurance administration and claims processing; risk management; health, safety and environmental; information technology; human resources; credit; payroll; internal audit; tax; marketing; and midstream administration. Anadarko, in accordance with the partnership and omnibus agreements, determines, in its reasonable discretion, amounts to be reimbursed by the Partnership in exchange for services provided under the omnibus agreement. See Summary of affiliate transactions below.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

The following table summarizes the amounts the Partnership reimbursed to Anadarko:

	Year Ended December 31,
thousands	2013	2012	2011
General and administrative expenses	$16,882	$14,904	$11,754
Public company expenses	7,152	6,830	7,735
Total reimbursement	$24,034	$21,734	$19,489

Services and secondment agreement. Pursuant to the services and secondment agreement, specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner. Pursuant to the services and secondment agreement, the Partnership reimburses Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement extends through May 2018 and the term will automatically extend for additional twelve-month periods unless either party provides 180 days written notice of termination before the applicable twelve-month period expires. The consolidated financial statements include costs allocated by Anadarko for expenses incurred under the services and secondment agreement for periods including and subsequent to the Partnership’s acquisition of the Partnership assets.

Tax sharing agreement. Pursuant to a tax sharing agreement, the Partnership reimburses Anadarko for its estimated share of applicable state taxes. These taxes include income taxes attributable to the Partnership’s income which are directly borne by Anadarko through its filing of a combined or consolidated tax return with respect to periods beginning on and subsequent to the acquisition of the Partnership assets from Anadarko. Anadarko may use its own tax attributes to reduce or eliminate the tax liability of its combined or consolidated group, which may include the Partnership as a member. However, under this circumstance, the Partnership nevertheless is required to reimburse Anadarko for its allocable share of taxes that would have been owed had tax attributes not been available to Anadarko.

Allocation of costs. For periods prior to the Partnership’s acquisition of the Partnership assets, the consolidated financial statements include costs allocated by Anadarko in the form of a management services fee, which approximated the general and administrative costs incurred by Anadarko attributable to the Partnership assets. This management services fee was allocated to the Partnership based on its proportionate share of Anadarko’s assets and revenues or other contractual arrangements. Management believes these allocation methodologies are reasonable.
The employees supporting the Partnership’s operations are employees of Anadarko. Anadarko allocates costs to the Partnership for its share of personnel costs, including costs associated with equity-based compensation plans, non-contributory defined pension and postretirement plans, defined contribution savings plan pursuant to the omnibus agreement and services and secondment agreement. In general, the Partnership’s reimbursement to Anadarko under the omnibus agreement or services and secondment agreements is either (i) on an actual basis for direct expenses Anadarko and the general partner incur on behalf of the Partnership, or (ii) based on an allocation of salaries and related employee benefits between the Partnership, the general partner and Anadarko based on estimates of time spent on each entity’s business and affairs. Most general and administrative expenses charged to the Partnership by Anadarko are attributed to the Partnership on an actual basis, and do not include any mark-up or subsidy component. With respect to allocated costs, management believes the allocation method employed by Anadarko is reasonable. Although it is not practicable to determine what the amount of these direct and allocated costs would be if the Partnership were to directly obtain these services, management believes that aggregate costs charged to the Partnership by Anadarko are reasonable.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

WES LTIP. The general partner awards phantom units under the WES LTIP primarily to its independent directors and its Chief Executive Officer. The phantom units awarded to the independent directors vest one year from the grant date, while all other awards are subject to graded vesting over a three-year service period. Compensation expense is recognized over the vesting period and was $0.6 million, $0.4 million and $0.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, there was $0.6 million of unrecognized compensation expense attributable to the outstanding awards under the WES LTIP, of which $0.5 million will be realized by the Partnership, and which is expected to be recognized over a weighted-average period of 1.4 years.
The following table summarizes WES LTIP award activity for the years ended December 31, 2013, 2012 and 2011:

	2013		2012		2011
	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value	Units
Phantom units outstanding at beginning of year	$41.77	25,619	$33.92	23,978	$20.19	17,503
Vested	$41.28	(14,695)	$33.20	(14,260)	$20.51	(15,119)
Granted	$62.49	5,920	$45.91	15,901	$35.66	21,594
Phantom units outstanding at end of year	$49.47	16,844	$41.77	25,619	$33.92	23,978

WGP LTIP and Anadarko Incentive Plans. For the years ended December 31, 2013, 2012 and 2011, the Partnership’s general and administrative expenses included $3.0 million, $3.3 million and $2.5 million, respectively, of equity-based compensation expense, allocated to the Partnership by WGP and Anadarko, for awards granted to the executive officers of the general partner and other employees under the WGP LTIP and Anadarko Incentive Plans. Of these amounts, $2.9 million, $3.2 million and $1.0 million are reflected as a contribution to partners’ capital in the Partnership’s consolidated statements of equity and partners’ capital for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, the Partnership estimated that $5.5 million of unrecognized compensation expense attributable to the WGP LTIP and the Anadarko Incentive Plans (excluding performance-based awards) will be allocated to the Partnership over a weighted-average period of 2.1 years.
During the fourth quarter of 2011, the Partnership recorded $9.7 million to partners’ capital in its consolidated financial statements related to accumulated compensation expense attributable to the Anadarko Incentive Plans that was allocated to the Partnership by Anadarko.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

The Incentive Plan. For the years ended December 31, 2012 and 2011, the Partnership’s general and administrative expenses included $68.8 million and $11.4 million, respectively, of compensation expense for grants of Unit Value Rights (“UVRs”), Unit Appreciation Rights (“UARs”) and Distribution Equivalent Rights (“DERs”) under the Incentive Plan to certain executive officers of the general partner as a component of their compensation, which was allocated to the Partnership by Anadarko.
Under the terms of the Incentive Plan, the value of a UAR was equal to an amount calculated by dividing the “determined value” (defined below) by 1,000,000, less the applicable UAR exercise price. Prior to WGP’s IPO in December 2012, the value of awards issued under the Incentive Plan were revised periodically based on the estimated fair value of the Partnership’s general partner using a discounted cash flow estimate and multiples-valuation terminal value. UARs outstanding under the Incentive Plan as of December 31, 2011 were valued at $634.00 per UAR.
Anadarko and the Incentive Plan participants entered into a Memorandum of Understanding (the “MOU”) that, among other things, confirmed the intent and the understanding that the WGP IPO resulted in the vesting of all unvested Incentive Plan awards and that the value of the Partnership’s common units held by WGP prior to its IPO would not be considered in the valuation of the Incentive Plan awards.
The WGP IPO and concurrent execution of the MOU triggered the exercise of all outstanding UARs and lump-sum cash payments (less any applicable withholding taxes) to plan participants equal to the value of each award, less its exercise price, if applicable. Pursuant to the MOU, the “determined value” was defined as equal to the aggregate WGP equity value, as determined using the market price of WGP based on the IPO price of WGP’s common units, reduced by the market value of the Partnership’s common units owned by WGP prior to its IPO (based on the closing price of the Partnership’s common units on the day of the pricing of the IPO). Awards outstanding under the Incentive Plan at the time of the WGP IPO (and the effective termination of the Incentive Plan) were valued at $2,745.00 per UAR and $12.00 per DER. Outstanding UVRs that vested concurrent with the WGP IPO were cash-settled at their grant-date fair value.
In addition to the execution of the MOU, WGP, the Partnership’s general partner and Anadarko entered into a contribution agreement whereby cash, in an amount equal to the aggregate cash payment required to settle all outstanding awards, was contributed to the Partnership’s general partner by Anadarko. The cash payments made in connection with WGP’s IPO and the vesting, exercise and settlement of all outstanding awards under the Incentive Plan as described above, impacted the Partnership’s cash flows to the extent compensation expense was allocated to the Partnership since the inception of the Incentive Plan. The compensation expense allocated to the Partnership since the inception of the Incentive Plan, and subsequently contributed by Anadarko during the fourth quarter of 2012, was recorded to partners’ capital in the consolidated financial statements.

Equipment purchases and sales. The following table summarizes the Partnership’s purchases from and sales to Anadarko of pipe and equipment:

	Year Ended December 31,
	2013	2012	2011	2013	2012	2011
thousands	Purchases			Sales
Cash consideration	$11,211	$24,705	$3,837	$85	$760	$382
Net carrying value	5,309	8,009	1,998	38	393	316
Partners’ capital adjustment	$5,902	$16,696	$1,839	$47	$367	$66

Contributions in aid of construction costs from affiliates. During the fourth quarter of 2013, a subsidiary of Anadarko entered into an aid in construction agreement with the Partnership, whereby the Partnership will construct five receipt-point facilities at the Brasada facility that will serve the Anadarko subsidiary. Such subsidiary will reimburse the Partnership for costs associated with construction of the receipt points. These reimbursements are presented within the investing section of the Partnership’s consolidated statements of cash flows as “Contributions in aid of construction costs from affiliates.”

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

Summary of affiliate transactions. The following table summarizes affiliate transactions, which include revenue from affiliates, reimbursement of operating expenses and purchases of natural gas:

	Year ended December 31,
thousands	2013	2012	2011
Revenues (1)	$805,526	$688,026	$647,419
Equity income, net	22,948	16,042	11,261
Cost of product (1)	129,045	145,250	83,722
Operation and maintenance (2)	56,435	51,237	51,339
General and administrative (3)	23,354	92,847	33,305
Operating expenses	208,834	289,334	168,366
Interest income, net (4)	16,900	16,900	24,106
Interest expense (5)	—	2,766	4,935
Distributions to unitholders (6)	169,150	98,280	68,039
Contributions from noncontrolling interest owners (7)	—	12,588	16,476
Distributions to noncontrolling interest owners (7)	—	6,528	9,437

(1)	Represents amounts recognized under gathering, treating or processing agreements, and purchase and sale agreements.

(2)
Represents expenses incurred on and subsequent to the date of the acquisition of the Partnership assets, as well as expenses incurred by Anadarko on a historical basis related to the Partnership assets prior to the acquisition of such assets by the Partnership.

(3)
Represents general and administrative expense incurred on and subsequent to the date of the Partnership’s acquisition of the Partnership assets, as well as a management services fee for reimbursement of expenses incurred by Anadarko for periods prior to the acquisition of the Partnership assets by the Partnership. These amounts include equity-based compensation expense allocated to the Partnership by Anadarko (see The Incentive Plan and WGP LTIP and Anadarko Incentive Plans within this Note 5).

(4)
Represents interest income recognized on the note receivable from Anadarko. For the year ended December 31, 2011, this line item also includes interest income, net on affiliate balances related to the Non-Operated Marcellus Interest, the MGR assets and the Bison assets for periods prior to the acquisition of such assets. Beginning December 7, 2011, Anadarko discontinued charging interest on intercompany balances. The outstanding affiliate balances on the aforementioned assets prior to their acquisition were entirely settled through an adjustment to net investment by Anadarko.

(5)
For the year ended December 31, 2012, includes interest expense recognized on the note payable to Anadarko (see Note 10) and interest imputed on the reimbursement payable to Anadarko for certain expenditures Anadarko incurred in 2011 related to the construction of the Brasada facility and Lancaster plant. The Partnership repaid the note payable to Anadarko in June 2012, and repaid the reimbursement payable to Anadarko related to the construction of the Brasada facility and Lancaster plant in the fourth quarter of 2012.

(6)	Represents distributions paid under the partnership agreement.

(7)
As described in Note 2, the Partnership acquired the additional Chipeta interest on August 1, 2012, and accounted for the acquisition on a prospective basis. As such, contributions from noncontrolling interest owners and distributions to noncontrolling interest owners subsequent to the acquisition date no longer reflect contributions from or distributions to Anadarko.

Concentration of credit risk. Anadarko was the only customer from whom revenues exceeded 10% of the Partnership’s consolidated revenues for all periods presented on the consolidated statements of income.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  INCOME TAXES

The components of the Partnership’s income tax expense (benefit) are as follows:

	Year Ended December 31,
thousands	2013	2012	2011
Current income tax expense (benefit)
Federal income tax expense (benefit)	$(30,176)	$(7,576)	$15,248
State income tax expense (benefit)	640	(1,843)	322
Total current income tax expense (benefit)	(29,536)	(9,419)	15,570
Deferred income tax expense (benefit)
Federal income tax expense	32,930	22,324	13,075
State income tax expense (benefit)	(1,039)	7,785	3,505
Total deferred income tax expense	31,891	30,109	16,580
Total income tax expense	$2,355	$20,690	$32,150

Total income taxes differed from the amounts computed by applying the statutory income tax rate to income before income taxes. The sources of these differences are as follows:

	Year Ended December 31,
thousands except percentages	2013	2012	2011
Income before income taxes	$287,798	$169,957	$239,011
Statutory tax rate	—%	—%	—%
Tax computed at statutory rate	$—	$—	$—
Adjustments resulting from:
Federal taxes on income attributable to Partnership assets pre-acquisition	3,090	17,226	29,502
State taxes on income attributable to Partnership assets pre-acquisition (net of federal benefit)	624	2,206	1,984
Texas margin tax expense (benefit)	(1,359)	1,258	664
Income tax expense	$2,355	$20,690	$32,150
Effective tax rate	1%	12%	13%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) are as follows:

	December 31,
thousands	2013	2012
Credit carryforwards	$14	$14
Net current deferred income tax assets	14	14
Depreciable property	(38,528)	(47,554)
Credit carryforwards	527	541
Other	3	(136)
Net long-term deferred income tax liabilities	(37,998)	(47,149)
Total net deferred income tax liabilities	$(37,984)	$(47,135)

Credit carryforwards, which are available for use on future income tax returns, consist of $0.5 million of state income tax credits that expire in 2026.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  PROPERTY, PLANT AND EQUIPMENT

A summary of the historical cost of the Partnership’s property, plant and equipment is as follows:

		December 31,
thousands	Estimated Useful Life	2013	2012
Land	n/a	$2,584	$501
Gathering systems	3 to 47 years	3,673,008	2,911,572
Pipelines and equipment	15 to 45 years	146,008	91,126
Assets under construction	n/a	405,633	422,002
Other	3 to 40 years	11,867	7,191
Total property, plant and equipment		4,239,100	3,432,392
Accumulated depreciation		855,845	714,436
Net property, plant and equipment		$3,383,255	$2,717,956

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet suitable to be placed into productive service as of the respective balance sheet date. See Note 8.
During 2013, the Partnership recognized a $1.2 million impairment primarily related to the cancellation of various capital projects by the third-party operator of the Non-Operated Marcellus Interest.
During 2012, the Partnership recognized a $6.0 million impairment related to a gathering system in central Wyoming that was impaired to its estimated fair value using Level 3 fair-value inputs and an impairment of $0.6 million for the original installation costs on a compressor relocated within the Partnership’s operating assets.
During 2011, the Partnership recognized a $7.3 million impairment related to certain equipment and materials. The costs of the equipment and materials, previously capitalized as assets under construction and related to a Red Desert complex (see Note 2) expansion project, were deemed no longer recoverable as the expansion project was indefinitely postponed. Also during 2011, following an evaluation of estimated future cash flows, an impairment of $3.0 million was recognized for a transportation pipeline that was impaired to its estimated fair value using Level 3 fair-value inputs.

8.  COMPONENTS OF WORKING CAPITAL

A summary of other current assets is as follows:

	December 31,
thousands	2013	2012
Natural gas liquids inventory	$2,584	$1,678
Natural gas imbalance receivables	3,605	1,663
Prepaid insurance	2,123	1,897
Other	1,710	1,760
Total other current assets	$10,022	$6,998

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  COMPONENTS OF WORKING CAPITAL (CONTINUED)

A summary of accrued liabilities is as follows:

	December 31,
thousands	2013	2012
Accrued capital expenditures	$94,750	$112,311
Accrued plant purchases	21,396	16,350
Accrued interest expense	18,119	15,868
Short-term asset retirement obligations	1,966	1,711
Short-term remediation and reclamation obligations	562	799
Other	218	612
Total accrued liabilities	$137,011	$147,651

9.  ASSET RETIREMENT OBLIGATIONS

The following table provides a summary of changes in asset retirement obligations:

	Year Ended December 31,
thousands	2013	2012
Carrying amount of asset retirement obligations at beginning of year	$66,723	$64,345
Liabilities incurred	14,143	9,414
Liabilities settled	(1,943)	(786)
Accretion expense	4,326	4,270
Revisions in estimated liabilities	(5,214)	(10,520)
Carrying amount of asset retirement obligations at end of year	$78,035	$66,723

Revisions in estimated liabilities for the year ended December 31, 2013, related primarily to the change in the estimated timing of settling the Partnership’s asset retirement obligations at the Wattenberg system. The liabilities incurred for the year ended December 31, 2013, represented the increase in the capital expansion at the Wattenberg and Hilight systems and the June 2013 completion of the Brasada facility.
Revisions in estimated liabilities for the year ended December 31, 2012, related primarily to the change in the estimated timing of settling the Partnership’s asset retirement obligations at the Wattenberg system. The liabilities incurred for the year ended December 31, 2012, represented the increase in asset retirement obligations primarily related to the capital expansion at the Wattenberg system.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  DEBT AND INTEREST EXPENSE

The following table presents the Partnership’s outstanding debt as of December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
thousands	Principal	Carrying Value	Fair Value (1)	Principal	Carrying Value	Fair Value (1)
4.000% Senior Notes due 2022	$670,000	$673,278	$641,237	$670,000	$673,617	$669,928
5.375% Senior Notes due 2021	500,000	495,173	533,615	500,000	494,661	499,946
2.600% Senior Notes due 2018	250,000	249,718	247,988	—	—	—
Total debt outstanding	$1,420,000	$1,418,169	$1,422,840	$1,170,000	$1,168,278	$1,169,874

(1)	Fair value is measured using Level 2 inputs.

Debt activity. The following table presents the debt activity of the Partnership for the years ended December 31, 2013 and 2012:

thousands	Carrying Value
Balance as of December 31, 2011	$669,178
Revolving credit facility borrowings	374,000
Issuance of 4.000% Senior Notes due 2022	670,000
Repayment of revolving credit facility	(374,000)
Repayment of note payable to Anadarko	(175,000)
Revolving credit facility borrowings - Swingline	20,000
Repayment of revolving credit facility - Swingline	(20,000)
Other	4,100
Balance as of December 31, 2012	$1,168,278
Revolving credit facility borrowings	710,000
Repayments of revolving credit facility	(710,000)
Issuance of 2.600% Senior Notes due 2018	250,000
Other	(109)
Balance as of December 31, 2013	$1,418,169

Senior Notes. In August 2013, the Partnership completed the offering of $250.0 million aggregate principal amount of 2.600% Senior Notes due 2018 (the “2018 Notes”) at a price to the public of 99.879% of the face amount. Including the effects of the issuance and underwriting discounts, the effective interest rate of the 2018 Notes is 2.806%. Interest is paid semi-annually on February 15 and August 15 of each year. Proceeds (net of underwriting discount of $1.5 million, original issue discount and debt issuance costs) were used to repay amounts then outstanding under the Partnership’s $800.0 million senior unsecured revolving credit facility (“RCF”).
The 2018 Notes mature on August 15, 2018, unless earlier redeemed. The Partnership may redeem the 2018 Notes in whole or in part, at any time before July 15, 2018, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2018 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such 2018 Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the indenture governing the 2018 Notes) plus 20 basis points, plus, in either case, accrued and unpaid interest to such redemption date, if any, on the principal amount being redeemed. On or after July 15, 2018, the 2018 Notes may be redeemed, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the 2018 Notes to be redeemed, plus accrued interest on the 2018 Notes to be redeemed to the date of redemption.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  DEBT AND INTEREST EXPENSE (CONTINUED)

In June 2012, the Partnership completed the offering of $520.0 million aggregate principal amount of 4.000% Senior Notes due 2022. In October 2012, the Partnership issued an additional $150.0 million in aggregate principal amount of 4.000% Senior Notes due 2022. The October 2012 notes and the June 2012 notes were issued under the same indenture and are considered a single class of securities, collectively referred to as the “2022 Notes.”
In May 2011, the Partnership completed the offering of $500.0 million aggregate principal amount of 5.375% Senior Notes due 2021 (the “2021 Notes”). The indentures governing the 2021 Notes, the 2022 Notes, and the 2018 Notes contain customary events of default. At December 31, 2013, the Partnership was in compliance with all covenants under the indentures governing the 2021 Notes, 2022 Notes, and the 2018 Notes.

Interest rate agreements. In May 2012, the Partnership entered into U.S. Treasury Rate lock agreements to mitigate the risk of rising interest rates prior to the issuance of the 2022 Notes. The Partnership settled the rate lock agreements simultaneously with the June 2012 offering of the 2022 Notes, realizing a loss of $1.7 million, which is included in other income (expense), net in the consolidated statements of income.
In March 2011, the Partnership entered into a forward-starting interest-rate swap agreement to mitigate the risk of rising interest rates prior to the issuance of the 2021 Notes. In May 2011, the Partnership issued the 2021 Notes and terminated the swap agreement, realizing a loss of $1.9 million, which is included in other income (expense), net in the consolidated statements of income.

Note payable to Anadarko. In 2008, the Partnership entered into a five-year $175.0 million term loan agreement with Anadarko. The interest rate was fixed at 2.82% prior to June 2012 when the note payable to Anadarko was repaid in full with proceeds from the June 2012 offering of the 2022 Notes.

Revolving credit facility. In March 2011, the Partnership entered into an amended and restated $800.0 million senior unsecured RCF and borrowed $250.0 million under the RCF to repay the Wattenberg term loan (described below). The RCF amended and restated a $450.0 million credit facility, which was originally entered into in October 2009. At December 31, 2013 and 2012, the interest rate on the RCF was 1.67% and 1.71%, respectively. The Partnership is required to pay a quarterly facility fee currently ranging from 0.20% to 0.35% of the commitment amount (whether used or unused), based upon the Partnership’s senior unsecured debt rating. The facility fee rate was 0.25% at December 31, 2013 and 2012. See Note 12.
As of December 31, 2013, the Partnership had no outstanding borrowings, $12.8 million in outstanding letters of credit issued and $787.2 million available for borrowing under the RCF. At December 31, 2013, the Partnership was in compliance with all covenants under the RCF.
The 2021 Notes, the 2022 Notes, the 2018 Notes and obligations under the RCF are recourse to the Partnership’s general partner. The Partnership’s general partner is indemnified by a wholly owned subsidiary of Anadarko, WGRI, against any claims made against the general partner under the 2022 Notes, the 2021 Notes, and/or the RCF. See Note 2 and Note 12 for a discussion of amendments to the RCF and borrowing activity under the new RCF in March 2014, related to acquisitions which closed after December 31, 2013.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  DEBT AND INTEREST EXPENSE (CONTINUED)

In connection with the acquisition of the Non-Operated Marcellus Interest in March 2013, the general partner and another wholly owned subsidiary of Anadarko entered into an indemnification agreement (the “2013 Indemnification Agreement”) whereby such subsidiary agreed to indemnify the Partnership’s general partner for any recourse liability it may have for RCF borrowings, or other debt financing, attributable to the acquisitions of the Non-Operated Marcellus Interest or the Anadarko-Operated Marcellus Interest. The 2013 Indemnification Agreement applies to the 2018 Notes. The Partnership’s general partner and WGRI also amended and restated the existing indemnity agreement between them to reduce the amount for which WGRI would indemnify the Partnership’s general partner by an amount equal to any amounts payable to the Partnership’s general partner under the 2013 Indemnification Agreement. See Note 12.

Wattenberg term loan. In connection with the Wattenberg acquisition, in August 2010 the Partnership borrowed $250.0 million under a three-year term loan from a group of banks (“Wattenberg term loan”). The Wattenberg term loan incurred interest at London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2.50% to 3.50% depending on the Partnership’s consolidated leverage ratio as defined in the Wattenberg term loan agreement. The Partnership repaid the Wattenberg term loan in March 2011 using borrowings from its RCF and recognized $1.3 million of accelerated amortization expense related to its early repayment.

Interest expense. The following table summarizes the amounts included in interest expense:

	Year Ended December 31,
thousands	2013	2012	2011
Third parties
Interest expense on long-term debt	$59,293	$41,171	$20,533
Amortization of debt issuance costs and commitment fees (1)	4,449	4,319	5,297
Capitalized interest	(11,945)	(6,196)	(420)
Total interest expense – third parties	51,797	39,294	25,410
Affiliates
Interest expense on note payable to Anadarko (2)	—	2,440	4,935
Interest expense on affiliate balances (3)	—	326	—
Total interest expense – affiliates	—	2,766	4,935
Interest expense	$51,797	$42,060	$30,345

(1)
For the years ended December 31, 2013 and 2012, includes $1.0 million and $1.1 million, respectively, of amortization of (i) the original issue discount for the June 2012 offering of the 2022 Notes, partially offset by the original issue premium for the October 2012 offering of the 2022 Notes, (ii) original issue discount for the 2021 Notes and (iii) underwriters’ fees. In addition, for the year ended December 31, 2013, includes the amortization of the original issue discount and underwriters’ fees for the 2018 Notes of $0.2 million. For the year ended December 31, 2011, includes $0.5 million of amortization of the original issue discount and underwriters’ fees for the 2021 Notes.

(2)	In June 2012, the note payable to Anadarko was repaid in full. See Note payable to Anadarko within this Note 10.

(3)
Imputed interest expense on the reimbursement payable to Anadarko for certain expenditures Anadarko incurred in 2011 related to the construction of the Brasada facility and Lancaster plant. In the fourth quarter of 2012, the Partnership repaid the reimbursement payable to Anadarko associated with the construction of the Brasada facility and Lancaster plant.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES

Environmental obligations. The Partnership is subject to various environmental-remediation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. As of December 31, 2013 and 2012, asset retirement obligations and other on the consolidated balance sheets included a $1.9 million long-term liability for remediation and reclamation obligations. The recorded obligations do not include any anticipated insurance recoveries. The majority of payments related to these obligations are expected to be made over the next five years. Management regularly monitors the remediation and reclamation process and the liabilities recorded and believes that the amounts reflected in the Partnership’s recorded environmental obligations are adequate to fund remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters, if any, will not differ materially from recorded amounts nor materially affect the Partnership’s overall results of operations, cash flows or financial condition. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental issues will not be discovered. See Note 8.

Litigation and legal proceedings. In March 2011, DCP Midstream LP (“DCP”) filed a lawsuit against Anadarko and others, including a Partnership subsidiary, Kerr-McGee Gathering LLC, in Weld County District Court (the “Court”) in Colorado, alleging that Anadarko diverted gas from DCP’s gathering and processing facilities in breach of certain dedication agreements. In addition to various claims against Anadarko, DCP is claiming unjust enrichment and other damages against Kerr-McGee Gathering LLC, the entity which holds the Wattenberg assets. Anadarko countersued DCP asserting that DCP has not properly allocated values and charges to Anadarko for the gas that DCP gathers and/or processes, and seeks a judgment that DCP has no valid gathering or processing rights to much of the gas production it is claiming, in addition to other claims.
In July 2011, the Court denied the defendants’ motion to dismiss without ruling on the merits and the case is in the discovery phase. Trial is set for April 2014. Management does not believe the outcome of this proceeding will have a material effect on the Partnership’s financial condition, results of operations or cash flows. The Partnership intends to vigorously defend this litigation. Furthermore, without regard to the merit of DCP’s claims, management believes that the Partnership has adequate contractual indemnities covering the claims against it in this lawsuit.
In addition, from time to time, the Partnership is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceeding for which a final disposition could have a material adverse effect on the Partnership’s financial condition, results of operations or cash flows.

Other commitments. The Partnership has short-term payment obligations, or commitments, related to its capital spending programs, as well as those of its unconsolidated affiliates. As of December 31, 2013, the Partnership had unconditional payment obligations for services to be rendered or products to be delivered in connection with its capital projects of $47.1 million, the majority of which is expected to be paid in the next twelve months. These commitments relate primarily to the continued construction of the Lancaster plant and an expansion project at the Fort Lupton compressor station in the Wattenberg system.

WESTERN GAS PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

Lease commitments. Anadarko, on behalf of the Partnership, has entered into lease agreements for corporate offices, shared field offices and a warehouse supporting the Partnership’s operations. The leases for the corporate offices and shared field offices extend through 2017 and 2018, respectively, and the lease for the warehouse extends through February 2014 and includes an early termination clause.
Rent expense associated with the office, warehouse and equipment leases was $2.8 million, $3.0 million and $4.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.
The amounts in the table below represent existing contractual operating lease obligations as of December 31, 2013, that may be assigned or otherwise charged to the Partnership pursuant to the reimbursement provisions of the omnibus agreement:

thousands	Operating Leases
2014	$309
2015	245
2016	233
2017	157
2018	34
Thereafter	—
Total	$978

12.  SUBSEQUENT EVENTS

Effective February 12, 2014, Anthony R. Chase resigned as a director of the Partnership’s general partner due to his appointment to the board of directors of Anadarko. In connection with his resignation and in recognition of his service, the board of directors of the Partnership’s general partner accelerated the vesting of 1,280 phantom units held by Mr. Chase. Also effective February 12, 2014, Steven D. Arnold was appointed to the board of directors as an independent director and member of the audit committee and special committee of the board of directors.
On February 26, 2014, the Partnership entered into a five-year senior unsecured revolving credit agreement (the “2014 RCF”), amending and restating the RCF, which was originally entered into in March 2011 and had an outstanding balance of $60.0 million immediately prior to closing on the 2014 RCF. The aggregate initial commitments of the 2014 RCF lenders are $1.2 billion and are expandable to a maximum of $1.5 billion. The 2014 RCF matures on February 26, 2019, and bears interest at LIBOR, plus applicable margins ranging from 0.975% to 1.45%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, or (c) LIBOR plus 1%, in each case plus applicable margins currently ranging from zero to 0.45%, based upon the Partnership’s senior unsecured debt rating. The Partnership is required to pay a quarterly facility fee ranging from 0.15% to 0.30% of the commitment amount (whether used or unused), also based upon its senior unsecured debt rating. As of February 26, 2014, there was $60.0 million outstanding on the 2014 RCF, drawn to repay amounts that were outstanding on the RCF upon entering into the 2014 RCF.
Refer to Note 2 for a description of the TEFR Interests acquisition on March 3, 2014. In connection with the TEFR Interests acquisition, the Partnership’s general partner and another wholly owned subsidiary of Anadarko entered into an indemnification agreement (the “TEFR Indemnification Agreement”) whereby such subsidiary will indemnify the Partnership’s general partner for any recourse liability it may have for 2014 RCF borrowings, or other debt financing, attributable to the TEFR Interests acquisition. The Partnership’s general partner and WGRI also amended and restated the existing indemnity agreement between them (as discussed in Note 10) to reduce the amount for which WGRI would indemnify the Partnership’s general partner by an amount equal to any amounts payable to the Partnership’s general partner under the TEFR Indemnification Agreement. The Partnership’s general partner and another wholly owned subsidiary of Anadarko also amended and restated the 2013 Indemnification Agreement (as discussed in Note 10) primarily to conform language among all the indemnity agreements with the Partnership’s general partner.

WESTERN GAS PARTNERS, LP
SUPPLEMENTAL QUARTERLY INFORMATION
(UNAUDITED)

The following table presents a summary of the Partnership’s operating results by quarter for the years ended December 31, 2013 and 2012. The Partnership’s operating results reflect the operations of the Partnership assets (as defined in Note 1—Summary of Significant Accounting Policies) from the dates of common control, unless otherwise noted, and have been recast to include results attributable to the TEFR Interests, as applicable. See Note 1—Summary of Significant Accounting Policies and Note 2—Acquisitions in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K.

thousands except per-unit amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013
Revenues	$225,766	$251,402	$273,502	$279,093
Equity income	$3,968	$3,456	$4,520	$11,004
Operating income	$64,023	$69,859	$90,209	$96,767
Net income	$52,945	$61,876	$81,882	$88,740
Net income attributable to Western Gas Partners, LP	$50,714	$60,016	$78,506	$85,391
Net income per common unit – basic and diluted (1)	$0.31	$0.41	$0.53	$0.56
2012
Revenues	$221,063	$216,975	$230,931	$225,507
Equity income	$3,617	$3,331	$3,758	$5,336
Operating income (2)	$67,225	$59,276	$61,267	$7,057
Net income (loss) (2)	$57,897	$47,596	$49,958	$(6,184)
Net income (loss) attributable to Western Gas Partners, LP (2)	$53,655	$43,307	$46,533	$(9,118)
Net income (loss) per common unit – basic and diluted (1) (2)	$0.48	$0.33	$0.33	$(0.27)

(1)
Represents net income earned on and subsequent to the acquisition of the Partnership assets (as defined in Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K).

(2)
During the fourth quarter of 2012, the Partnership was allocated $54.9 million of general and administrative expenses from Anadarko associated with the Incentive Plan (as defined and described in Note 1—Summary of Significant Accounting Policies and Note 5—Transactions with Affiliates in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K).